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ABBOTT LABORATORIES IN DISCUSSION WITH THE FOOD
AND DRUG ADMINISTRATION REGARDING COMPLIANCE
ISSUES IN DIAGNOSTICS DIVISION



     Abbott Park, Ill., September 28, 1999 -- Abbott Laboratories announced today that it has been notified by the government of alleged noncompliance with the Food and Drug Administration's Quality System Regulation at Abbott's Diagnostics Division facilities in Lake County, Illinois.

     Although Abbott believes that it is in substantial compliance with these regulations, FDA disagrees. The parties are in discussions over a proposed consent decree. If those discussions are not successful, the government has advised the company that it will file a complaint for injunctive relief which would include the cessation of manufacturing and sale for a period of time of a number of diagnostic products. The company would resist that suit.

     Abbott Laboratories is a global, diversified health care company devoted to the discovery, development, manufacture and marketing of pharmaceutical, diagnostic, nutritional and hospital products. The company employs 56,000 people and markets its products in more than 130 countries. In 1998, the company's sales and net earnings were $12.5 billion and $2.3 billion, respectively, with diluted earnings per share of $1.51.

     Abbott's news releases and other information are available on the company's Web site at http://www.abbott.com.

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